OCTOBER 1998                                             HIGHLY CONFIDENTIAL


----------------------------------------------------------------------------

PROJECT FRANKLIN BOARD

VALUATION DISCUSSION






JP MORGAN

This presentation was prepared exclusively for the benefit and internal use of Centennial Healthcare Corporation ("Centennial" or the "Company"). This presentation is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by J.P. Morgan. Neither this presentation nor any of its contents may be used for any other purpose without the prior written consent of J.P. Morgan.

The information in this presentation is based upon management forecasts and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of Centennial which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of Centennial.

JP MORGAN

AGENDA
-----------------------------------------------------------------------------

-------------------------------------------------
- SUMMARY OF PROPOSED TRANSACTION
-------------------------------------------------

- Overview of issues impacting long-term care sector

- Franklin overview

- Franklin valuation analysis


JP MORGAN                                                                     1

J.P. MORGAN HAS BEEN ASKED TO SERVE AS FINANCIAL
ADVISOR TO THE SPECIAL COMMITTEE IN A NURSING HOME
GOING-PRIVATE TRANSACTION
-----------------------------------------------------------------------------

TRANSACTION SUMMARY


PRELIMINARY TERMS                              COMMENTS
-----------------------------------------------------------------------------

CURRENT VALUE(1)                               $101 million market cap, $200 million firm value

PREMIUM(1)                                     88%

OFFER PRICE                                    $191 million equity value, $290 million firm value

SIGNIFICANT SHAREHOLDERS                       SHAREHOLDER                 # SHARES (MM)               % SHARES
                                               ------------------------------------------------------------------
                                               Welsh Carson                         2.8                     24%
                                               Officers, directors                  1.7                     15%
                                               Dresdner                             1.2                     10%
                                               South Atlantic                       1.0                      8%
                                               Putnam                               0.9                      7%
                                               Total shares                        11.9                    100%

CONSIDERATION                                  All options cashed out at their spread value

CONDITIONS TO CLOSING                          No material adverse changes

BREAK-UP FEES AND EXPENSES                     $3 million (approximately 1% of firm value)

RIGHT TO SHOP                                  No affirmative right to shop; Board retains right to respond to offer

OTHER                                          Transaction must be approved by a majority of disinterested voting shareholders


(1) As of close 10/21/98

JP MORGAN                                                                     2

AGENDA
-------------------------------------------------------------------------------


  -  Summary of proposed transaction

-------------------------------------------------------------------------------
  -  OVERVIEW OF ISSUES IMPACTING LONG-TERM CARE SECTOR
-------------------------------------------------------------------------------

  -  Franklin overview

  -  Franklin valuation analysis



JP MORGAN                                                                     3

RECENT LONG-TERM CARE SECTOR PUBLIC ANNOUNCEMENTS
HAVE BEEN PRIMARILY NEGATIVE
-------------------------------------------------------------------------------

- Vencor completes split into two companies (operating and REIT) (5/1/98); completes sales of Atria (9/15/98); under a new accounting policy, the company announced a $12.4MM write-off of previously capitalized start-up and organizational costs (4/98)

- Beverly announces it is subject of a federal government investigation relating to Medicare -- reimbursed nursing labor costs in its SNFs (7/23/98); National Labor Relations Board decides against company for 240 illegal anti-union activities (8/6/98)

- Sun states that third quarter earnings will be negatively impacted due to changing government reimbursement rates; shares fall 16% (9/28/98)

- News story focusing on "repeated resident care violations" by Genesis Health Ventures

- President Clinton asks Congress to pass legislation to strengthen the current federal oversight of nursing home quality and safety standards



JP MORGAN                                                                     4

AFTER PERFORMING STRONGLY IN 1997, THE LONG-TERM CARE SECTOR HAS STALLED
-------------------------------------------------------------------------------


                                    [GRAPHIC]




JP MORGAN                                                                     5

RECENT CHANGE IN MEDICARE REIMBURSEMENT HAS CAUSED SIGNIFICANT INVESTOR
CONCERN
-------------------------------------------------------------------------------

- Medicare's Prospective Payment System (PPS), established as part of the Balanced Budget Act of 1997, attempts to contain the rapid growth in nursing home spending. The system will be phased in over 4 years beginning July 1998

- HCFA expects to cut reimbursement by 17% for savings of $12.9BN over five years to baseline spending expectations

- PPS replaces Medicare's cost-based system with an all-inclusive fixed per-diem payment
  - Recasts provider's financial incentives
  - Imposes sizable financial/administrative demands
  - Sector is being forced to quickly become efficient

- Leading industry participants insist that PPS will be earnings neutral within approximately 12 months. Investors are concerned that industry profitability has been permanently reduced






JP MORGAN                                                                     6

LONG-TERM CARE COMPANIES ARE TRADING SIGNIFICANTLY BELOW THEIR ONE- AND TWELVE-MONTH HIGHS
-------------------------------------------------------------------------------

                                                                                 CURRENT PRICE
                                                                                   AS A % OF
                                           LAST 30 DAYS(1)     LAST 12 MONTHS    -------------
                               CURRENT     ---------------     --------------    30-DAY  12-MONTH     1999
COMPANY                         PRICE      LOW     HIGH        LOW      HIGH      HIGH     HIGH      PE/LTGR
-------------------------------------------------------------------------------------------------------------
Advocate                        $4.88      $4.88   $6.94       $4.88   $10.81      70%      45%         NM
Beverly                          7.63       5.88    8.63        5.88    17.50      88       44          0.5x
Centennial                       8.50       7.38    9.25        7.38    25.13      92       34          0.3
Extendicare                      5.68       5.38    6.94        5.38    15.88      82       36          0.5
Genesis                         13.25      11.13   16.06       11.19    38.38      82       35          0.3
HCR Manor                       32.00      24.44   32.56       23.94    47.31      98       68          0.7
Integrated Health Svcs          15.08      12.63   22.44       12.63    39.38      67       38          0.2
Mariner Post-Acute               6.13       3.19    7.38        3.19    21.19      83       29          NM
Sun Healthcare Group             5.50       4.86   10.19        4.88    22.13      54       25          0.3
Vencor                           4.44       3.00    4.75        3.00    12.50      93       36          0.8

Median                                                                             83%      36%         0.4x


(1) Trading days
Note: Current price as of October 20, 1998





JP MORGAN                                                                     7

AGENDA
-------------------------------------------------------------------------------


- Summary of proposed transaction

- Overview of issues impacting long-term care sector

-------------------------------------------------------------------------------
- FRANKLIN OVERVIEW
-------------------------------------------------------------------------------

- Franklin valuation analysis





JP MORGAN                                                                     8

FRANKLIN OVERVIEW
-------------------------------------------------------------------------------


- Founded in 1989, Franklin owns, leases and manages 101 skilled nursing facilities with approximately 10,800 beds

- Franklin also provides ancillary services through its two subsidiaries, Paragon for rehabilitation therapy and Total Care for home health services

- In 1995, Franklin merged with a Welsh Carson-owned long-term care company and took over management of NewCo. Ownership was 50%-50% but Franklin had operating control

- Franklin went public in July 1997, selling 40% of the company at $16 per share ($190 post money value). As a result of both sector and company-specific factors, the stock currently trades at $8.50

- Franklin is a quality company with excellent management and reputation with particularly well-developed information systems suited for changing reimbursement


JP MORGAN                                                                     9

FRANKLIN'S HOMES ARE CONCENTRATED IN FOUR GEOGRAPHIC REGIONS
------------------------------------------------------------------------------

                           [GRAPHIC]


----------------------------------------
NURSING HOMES      FACILITIES     BEDS
Owned/leased          66          6,917
Managed               35          3,826
                   ---------------------
Total                101         10,743
----------------------------------------

----------------------------------------
KEY
/ /   Total facilities in state
 *    Major facility location
( )   Number of facilities in location
----------------------------------------

----------------------------------------
ANCILLARIES
Rehabilitation      134 contract
                    637 therapists
                    21 states

Home Healthcare     30 offices
                    300,000 visits
----------------------------------------

Source: Company information, 10K, brokerage reports



JP MORGAN                                                                    10

FRANKLIN HAS HAD STRONG GROWTH AND
CONSISTENT PROFITABILITY
--------------------------------------------------------------------------------

FRANKLIN P&L

                                    1995        1996       1997         LTM       LQA
Revenues                             75.2       233.0      304.3       343.1     351.6

% GROWTH                                         210%      30.6%       12.8%      2.5%

Gross profit                         16.7        49.7       69.7        80.6      85.1

GROSS MARGIN                        22.1%       21.3%      22.9%       23.5%     24.2%

SG&A                                  5.0        11.4       16.1        19.0      21.0

EBITDAR                              12.0        37.8       53.2        61.2      63.7

EBITDAR margin                      16.0%       16.2%      17.5%       17.8%     18.1%

Rent expense                          7.7        18.8       21.4        22.1      23.0

EBITDA                                4.3        19.1       31.8        39.1      40.7

EBITDA MARGIN                        5.8%        8.2%      10.5%       11.4%     11.6%

Depreciation and amortization         0.7         5.0        6.8         8.3       9.5

Net income (b/l ext)                  1.9         2.8       10.4        14.9      15.3

NET MARGIN                           2.5%        1.2%       3.4%        4.3%      4.4%


SECTOR MARGIN REVIEW

                                      EBITDAR
                               ---------------------
Company                        LQA(1)         MARGIN
Beverly                        316.3           11.1

Franklin                        63.7           18.1

Extendicare                    154.0           13.2

Genesis                        270.3           19.2

Integrated Health Svcs         837.0           25.6

Mariner Post-Acute             461.5           16.7

Sun Healthcare Group           681.3           20.6

Median                                         18.1%

(1) LQA end 6/30/98 excluding non-recurring charges and preferred dividends


JP MORGAN                                                                   11

QUARTERLY PERFORMANCE SINCE THE IPO HAS MET, OR
EXCEEDED, ANALYSTS' EXPECTATIONS
--------------------------------------------------------------------------------

                                                  AS REPORTED
                                    ---------------------------------------
$ MILLIONS (EXCEPT EPS)             Q397        Q497       Q198       Q298
---------------------------------------------------------------------------
Revenues                            $81.9       $86.2      $87.1      $87.9

EBITDA                                9.0         9.6       10.3       10.2

Net income                            2.8(1)      3.9        3.8        3.8

Actual EPS                          $0.30(1)    $0.32      $0.32      $0.32

Consensus IBES estimates            $0.29       $0.31      $0.31      $0.32

(1) Does not include dividends and accretion on preferred stock
Note: Before non-recurring charges


JP MORGAN                                                                   12

FRANKLIN OUTPERFORMED PEERS UNTIL RECENT
EARNINGS WARNING
--------------------------------------------------------------------------------


STOCK PERFORMANCE VS. LTC INDEX(1) VS. S&P 400(1)


                     [GRAPHIC]


(1) Indices based off of Franklin's share price (7/2/97)
Source: Pricelink (10/2/98)


JP MORGAN                                                                   13

WALL STREET ANALYSTS HAVE REMAINED UPBEAT ABOUT FRANKLIN'S PROSPECTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


DATE           BROKERAGE FIRM      OUTLOOK                       COMMENT
8/5/98         CREDIT LYONNAIS     ADD                           While these (additional costs due to reimbursement changes) are
               SECURITIES          Price target                  clearly a setback, WE STILL FIND SOME CAUSE FOR OPTIMISM.
                                   12-month: $14.00              Operating margins held strong. . .and the acquisition pipeline is full.

                                   No published revisions        Franklin in our view is A WELL-MANAGED LONG-TERM CARE OPERATOR
                                   as of 10/21/98                with excellent growth prospects.  THE COMPANY CONTINUES TO
                                                                 SUPPLEMENT GOOD INTERNAL GROWTH WITH DELIBERATE ACQUISITIONS.  The
                                                                 financial platform for further acquisitions is solid.  (from
                                                                 3/5/98 report)

8/4/98         BT ALEX. BROWN      MARKET PERFORMER              Our downgraded rating on Franklin to "market perform" from "buy"
                                                                 is due to increased spending as a result of preparation for the
                                   Outlook reaffirmed            onset of Medicare's new reimbursement system.
                                   8/31/98
                                                                 We continue to believe FRANKLIN IS WELL POSITIONED FOR CHANGES IN
                                                                 MEDICARE REIMBURSEMENT due to its focus on smaller secondary markets.  Since two-thirds of Franklin's facilities are located in these markets, FRANKLIN IS ABLE TO CAPTURE SIGNIFICANT MARKET
                                                                 SHARE, CAPITALIZING ON THE COMPANY'S LOW-COST STRUCTURE.  In
                                                                 addition, the Company's secondary market focus affords strong same-store growth as well as potential for growth through
                                                                 acquisition. (from 6/22/98 report)

8/4/98         SUNTRUST            STRONG BUY                    In our opinion, today's 50% decline in Franklin's share price was
               EQUITABLE           Price target                  overly harsh.  FRANKLIN'S EXPERIENCED MANAGEMENT TEAM AND STATE-
                                   12-18 month: $25.00           OF-THE-ART MANAGEMENT INFORMATION SYSTEM HAVE POSITIONED THE
                                                                 COMPANY TO SUCCEED UNDER A PPS; Moreover we believe the fact that
                                   No published revisions        the case-mix adjusted rates will be based on 1995 cost reports,
                                   as of 10/21/98                should provide an additional boost to Franklin. . .

                                                                 We are reiterating our Strong Buy rating on shares of Franklin and our belief that INVESTORS WHO STEP UP AND BUY AT THESE LEVELS WILL
                                                                 BE HANDSOMELY REWARDED

--------------------------------------------------------------------------------


JP MORGAN                                                                     14

THERE HAS BEEN A LIMITED AMOUNT OF TURNOVER IN OWNERSHIP OF FRANKLIN OVER THE PAST THREE MONTHS
--------------------------------------------------------------------------------



                               [GRAPHIC]


(1) Excludes Insider shares and shares owned by Welsh Carson


JP MORGAN                                                                     15

WELSH CARSON AND FRANKLIN MANAGEMENT TOGETHER OWN 40% OF THE STOCK
--------------------------------------------------------------------------------


COMMON STOCK OWNERSHIP PROFILE


                                            SHARES                   %
13-F INSTITUTIONS                             HELD           OWNERSHIP
------------------------------------------------------------------------
Dresdner RCM                             1,186,470               10.0%
Putnam Investment                          878,900                7.4%
Schroder Cap Mgmt                          389,900                3.3%
Nationsbank Corp.                          274,800                2.3%
Provident Investments                      262,047                2.2%
Other 13-F                               2,738,299               23.0%

                                       ---------------------------------
Total institutions                       5,730,416               48.1%

TOTAL OFFICERS AND DIRECTORS             1,737,771               14.6%

OTHER BENEFICIAL OWNERS
Welsh Carson                             2,848,473               23.9%
South Atlantic VF                        1,005,177                8.4%
Other investors                            601,781                5.0%

                                       ---------------------------------
TOTAL SHARES OUTSTANDING                11,923,618                100%


PRIMARY OWNERSHIP PROFILE

                           [GRAPHIC]


     Source: Spectrum/Proxy



JP MORGAN                                                                     16

AGENDA
--------------------------------------------------------------------------------


-    Summary of proposed transaction

-    Overview of issues impacting long-term care sector

-    Franklin overview

--------------------------------------------------------------------------------
-    FRANKLIN VALUATION ANALYSIS
--------------------------------------------------------------------------------

-    Appendix



JP MORGAN                                                                     17

FRANKLIN SUMMARY VALUATION
--------------------------------------------------------------------------------


                                           52-week trading range ($7.00-$25.00)



                               [GRAPHIC]


(1) Market price as of 10/20/98
(2) Transactions announced prior to 6/10/98 and to the July long-term care market correction (the index has fallen 57% since mid-July)



JP MORGAN                                                                     18

THE AVERAGE ACQUISITION PREMIUM PAID BY 20%-PLUS
MINORITY SHAREHOLDERS IS 25% TO 35%
--------------------------------------------------------------------------------

                                                                                                         PREMIUM TO  % OWNERSHIP
DATE                                                                                         DEAL VALUE    1 WEEK         AT
ANNOUNCED  TARGET                          ACQUIROR                        TARGET INDUSTRY    (EQUITY)    PRIOR (%)  ANNOUNCEMENT
----------------------------------------------------------------------------------------------------------------------------------
6/4/98     Allied Life Financial Corp      Nationwide Mutual Insurance Co    Financial              90          14            34
5/11/98    DeKalb Genetics Corp            Monsanto Co                       Consumer            2,263         200            37
3/13/98    MedCath Inc                     KKR, Welsh Carson                 H Tech/Med            228          11            16(1)
12/11/97   TriMas Corp                     MascoTech Inc                     Basic                 912          10            37
11/19/97   Telemundo Group Inc             Investor Group                    H Tech/Med            521          29            34
11/17/97   Shared Technologies Fairchild   Intermedia Communications         H Tech                504         107            20
10/20/97   Ticketmaster Group Inc          HSN Inc                           Consumer              413          28            45
9/12/97    Western National Corp           American General Corp             Financial           1,215           7            45
8/29/97    Rexel Inc                       Rexel SA (Pinault-Printemps)      Basic                 302          26            49
8/4/97     Perkins Family Restaurant LP    Restaurant Co                     Consumer               76          27            48
7/30/97    Amdahl Corp                     Fujitsu Ltd                       H Tech/Med            925          23            39
1/30/97    AST Research Inc                Samsung Electronics Co Ltd        H Tech/Med            496           8            45
10/30/96   Vons Cos Inc                    Safeway                           Consumer            2,252          22            32
10/28/96   Loclite Corp                    Henkel KGaA                       Health/Chem         1,289          37            34
6/9/96     Univar                          Pakhoed Holding NV                Consumer              332          64            28
5/10/96    Transnational Re                PXRE                              Financial             133          17            22
4/8/98     Cellular Communications Inc     AirTouch Communications           H Tech/Med          1,657           8            38
1/26/96    Charter Bancshares Inc          NationsBank Corp, Charlotte, NC   Financial              95          16            42

                                                                                 MEDIAN            504          23            37
                                                                                 AVERAGE           761          36            36


(1) Shares owned by Mr. Welsh and Mr. Paul, partners at Welsh Carson
Source: SDC


JP MORGAN                                                                   19

COMPARABLE COMPANY ANALYSIS
--------------------------------------------------------------------------------
$ MILLIONS, EXCEPT STOCK PRICE

                                                                    FIRM
                                                                   VALUE(1)  ADJ FV(2)     EQUITY VALUE
                                       STOCK      MARKET           -------   ---------   ---------------
                                      PRICE AT   VALUE OF    FIRM   LQA(3)     LQA(3)
COMPANY                              OCT-20-98    EQUITY    VALUE   EBITDA    EBITDAR     1998E    1999E
--------------------------------------------------------------------------------------------------------
Beverly Enterprises(4)       BEV        7.63        787     1,537     5.5       5.8         9.5     8.1
Extendicare Services         EXE A      5.68        355     1,068     7.7       7.7         9.2     6.4
Genesis Health Ventures      GHV       13.25        472     1,543     6.5       6.7         7.4     6.2
Integrated Health Services   IHS       15.06        814     3,896     5.6       6.0         4.9     4.3
Mariner Post-Acute           MPN        6.13        462     2,423     6.5       6.6         9.7     NM
Sun Healthcare Group         SHG        5.50        343     2,297     6.5       7.3         5.7     3.9


High                                                                  7.7x      7.7x        9.7x    8.1x
Low                                                                   5.5x      5.8x        4.9x    3.9x
Mean                                                                  6.4x      6.7x        7.7x    5.8x
Median                                                                6.5x      6.8x        8.3x    6.2x

Franklin                                8.50        101       201     4.9x      6.0x        7.0x    6.0x

Franklin financials                                                    41        64          15(5)   17(6)
Implied equity value                                                  166       101         121     107
Implied value per share                                            $13.91     $8.50      $10.11   $8.99

(1) Firm value equals equity value (all fully diluted shares at the stock price less any option proceeds) plus straight debt, minority interest less investments in unconsolidated affiliates and cash

(2) Adjusted firm value includes capitalized leases (8" lease expense)

(3) Last quarter ending 6/30/98

(4) Rent expenses at 1.4% of sales

(5) IBES

(6) Company forecast


JP MORGAN                                                                     20

LONG-TERM CARE PRECEDENT TRANSACTIONS TOOK PLACE BEFORE
THE JULY 1998 SECTOR CORRECTION AND THEREFORE SUGGEST
HIGHER VALUES
--------------------------------------------------------------------------------

                                                                                                          PURCHASE PRICE AS A
                                                  DESCRIPTION                   CONSIDERATION                  MULTIPLE OF
                                          -------------------------  ---------------------------------  --------------------------
ANN. DATE                                                            PURCHASE                  PREMIUM
(EFFECTIVE ACQUIROR/                                        QUALITY     PRICE  NET   FIRM      FROM 30
DATE)      TARGET                         FACILITIES  BEDS      MIX  (EQUITY)  DEBT  VALUE  DAYS PRIOR  LTM NI  NI + 1   NI + 2
----------------------------------------------------------------------------------------------------------------------------------
x/10/98    Health Care & Retirement Corp.      213    28,300     74%    $2,610  $491  $3,101        18%   30.2x   20.2x    17.3x
(9/25/98)    Manor Care

x/15/98    Investcorp                           43     5,290     60%      $209   $88    $297        11%   29.4x   24.6x    18.9x
(8/1/98)     Harborside Healthcare

x/13/98    Paragon Health Network              133    13,304     69%      $623  $594  $1,217        30%   28.2x   18.0x    15.6x
(7/31/98)    Mariner Health Group

x/9/90     Fountain View                        41        NA     68%      $146  $131    $277        31%   59.8x   21.8x       NA
(4/16/98)    Summit Care Corp.

x/29/97    Extendicare Inc.                     31     3,700     66%      $321  $102    $423        20%   25.9x   25.9x    21.7x
(11/26/97)   Arbor Health Care

x/1/97     Integrated Health Services           54     4,450     50%       $30   $80     $90        10%      NA      NM       NA
(9/26/97)    Community Care of America

x/28/97    Sun Healthcare Group                116    11,493     65%      $368  $203    $571        45%   26.xx   24.7x    21.8x
(10/8/97)    Regency Health Services

x/16/97    Genesis Health Ventures             155    16,000     67%    $1,031  $338  $1,388        31%   32.5x   23.5x    19.7x
(10/10/97)   MultiCare Cos.

x/8/97     GranCare + LCA (Paragon)            125    15,109     61%      $238  $280    $518        18%   12.6x   13.3x    11.9x
(11/1/97)    GranCare

x/8/97     GranCare + LCA (Paragon)            206    23,500     57%      $810  $317  $1,127        66%   19.4x   14.9x    12.5x
(11/1/97)    Living Centers of America

           Median                                                                                   31%   26.9x   21.6x    15.7x
           FRANKLIN FINANCIALS                                                                               15   15(1)    17(2)
           Implied value per share                                                                       $33.86  $26.41   $22.94



                                                FIRM VALUE AS A
ANN. DATE                                         MULTIPLE OF
(EFFECTIVE  ACQUIROR/                       -----------------------
DATE)       TARGET                          REVS   EBITDAR  EBITDA
-------------------------------------------------------------------
x/10/98     Health Care & Retirement Corp.  2.3x    13.0x     13.2x
(x/25/98)     Manor Care

x/15/98     Investcorp                      1.2x    10.1x     13.3x
(8/1/98)      Harborside Healthcare

x/13/98     Paragon Health Network          1.6x    11.0x     11.1x
(7/31/98)     Mariner Health Group

x/9/90      Fountain View                   1.3x    12.8x     13.5x
(4/16/98)     Summit Care Corp.

x/29/97     Extendicare Inc.                1.8x    10.8x     11.1x
(11/26/97)    Arbor Health Care

x/1/97      Integrated Health Services      0.7x    18.7x        NM
(9/26/97)     Community Care of America

x/28/97     Sun Healthcare Group            1.0x     9.1x      9.7x
(10/8/97)     Regency Health Services

x/16/97     Genesis Health Ventures         2.4x    13.0x     13.4x
(10/10/97)    MultiCare Cos.

x/8/97      GranCare + LCA (Paragon)        0.6x     6.2x      5.2x
(11/1/97)     GranCare

x/8/97      GranCare + LCA (Paragon)        1.0x     8.5x      8.6x
(11/1/97)     Living Centers of America

            Median                          1.0x     9.1x      9.7x
            FRANKLIN FINANCIALS              343       61        39
            Implied value per share       $20.43   $23.54    $23.46

(1) IBES
(2) Company forecast



JP MORGAN                                                                   21

DISCOUNTED CASH FLOW ASSUMPTIONS
--------------------------------------------------------------------------------


VALUATION PARAMETERS - MANAGEMENT CASE

- Projections provided by Franklin management reflect EBIT margins trending from 8% to 10% and assume $100 million annual acquisition spending at prices of 7x EBITDA

-    Five years sales growth CAGR of 18% and EPS CAGR of 22%

-    Valuation as of 1/1/99

-    Five-year forecast, mid-year convention used for discounting purposes

-    Weighted average cost of capital of 10% to 13%

-    Implementation of PPS to be neutral to earnings

-    Terminal year capital expenditure 1.2x depreciation

SENSITIVITY CASE

-    Reflects only 50% of annual acquisitions projected in management base case



JP MORGAN                                                                    22

DISCOUNTED CASH FLOW ANALYSIS - MANAGEMENT CASE (FULL ACQUISITIONS)
--------------------------------------------------------------------------------

$ MILLIONS, EXCEPT PER SHARE AMOUNTS

                            PROJECTED FISCAL YEAR ENDED DECEMBER 31,
                        ------------------------------------------------
FORECAST                  1999      2000      2001      2002      2003
------------------------------------------------------------------------
Revenue                    467       564       672       786       906
   % GROWTH                 6%       21%       19%       17%       15%
EBITDAR                     80       102       120       139       159
   % REVENUE               17%       18%       18%       18%       18%
Earnings                    16        22        27        32        40
   % GROWTH                 5%       42%       22%       18%       22%


                            PROJECTED FISCAL YEAR ENDED DECEMBER 31,
                        ------------------------------------------------
DISCOUNTED CASH FLOW      1999      2000      2001      2002      2003
------------------------------------------------------------------------
EBIAT                       23        34        43        51        62
Depreciation                 8        11        14        17        20
Amortization                 2         2         2         2         2
Change in NWI               (3)      (17)      (19)      (20)      (21)
Maintenance capex           (8)       (9)      (11)      (12)      (14)
Acquisition capex         (100)     (100)     (100)     (100)     (100)
                        ------------------------------------------------
FREE CASH FLOW             (78)      (79)      (71)      (61)      (51)


FIRM VALUE


           EBITDA EXIT MULTIPLE
          ----------------------
              5      6      7
          ----------------------
   10%      130    211    292
   11%      117    195    272
   12%      105    179    253
   13%       94    165    236

EQUITY VALUE PER SHARE


                EBITDA EXIT MULTIPLE
               ----------------------
                   5      6      7
               ----------------------
  10%     2.57   9.37  16.18
  11%     1.50   8.00  14.51
  12%     0.49   6.71  12.93
  13%    (0.45)  5.50  11.45



JP MORGAN                                                                    23

DISCOUNTED CASH FLOW ANALYSIS - 50% OF
MANAGEMENT ACQUISITIONS
--------------------------------------------------------------------------------

$ MILLIONS, EXCEPT PER SHARE AMOUNTS


                                       PROJECTED FISCAL YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------
FORECAST                            1999      2000      2001      2002      2003
----------------------------------------------------------------------------------
Revenue                              455       516       582       651       726
     % GROWTH                         4%       13%       13%       12%       12%
EBITDAR                               76        91       103       114       128
     % REVENUE                       17%       18%       18%       18%       18%
Earnings                              14        18        21        23        28
     % GROWTH                       (8%)       31%       15%       12%       21%

                                       PROJECTED FISCAL YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------
DISCOUNTED CASH FLOW                1999      2000      2001      2002      2003
----------------------------------------------------------------------------------
EBIAT                                 22        31        37        43        49
Depreciation                           6        10        12        14        16
Amortization                           2         2         2         2         2
Change In NWI                        (1)      (11)      (12)      (12)      (13)
Maintenance capex                    (7)       (8)      (10)      (11)      (13)
Acquisition capex                   (50)      (50)      (50)      (50)      (50)
                                   -----------------------------------------------
FREE CASH FLOW                      (25)      (26)      (20)      (15)       (9)


FIRM VALUE



         EBITDA EXIT MULTIPLE
         ----------------------
           5         6         7
         -----------------------
    10%  239       302       365
    11%  226       287       347
    12%  214       272       330
    13%  202       258       313


EQUITY VALUE PER SHARE


                EBITDA EXIT MULTIPLE
             --------------------------
                 5         6         7
             --------------------------
        10%  11.70     17.03     22.36
        11%  10.63     15.73     20.82
        12%   9.62     14.49     19.37
        13%   8.66     13.33     17.99






JP MORGAN                                                                    24